EXHIBIT 11
                            GOLD CAPITAL CORPORATION
                             EXHIBIT TO FORM 10-KSB



Computation of Weighted Average Shares Outstanding
Used in Earnings Per share Calculations
for the two years ended December 31, 1996


                                                     1996             1995
                                                     ----             ----


Shares issued, beginning of period                 5,042,514        2,026,098

Weighted average of shares sold for cash,
or issued for services                               716,029        1,646,586
                                                   ---------        ---------

Total weighted average shares outstanding          5,758,543        3,672,684
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